[PILLSBURY WINTHROP LETTERHEAD]

EXHIBIT 5.1

April 26, 2004

Incyte Corporation

Experimental Station

Route 141 & Henry Clay Road

Building E336

Wilmington, DE 19880

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Incyte Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of $250,000,000 aggregate principal amount of 3 1/2% Convertible Subordinated Notes due 2011 (the “Securities”) and the shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Company initially issuable upon conversion of the Securities (the “Conversion Shares”). The Securities were issued pursuant to an Indenture dated as of February 19, 2004 between the Company and U.S. Bank N.A., as Trustee (the “Indenture”). The Securities and the Conversion Shares are to be offered for the respective accounts of the holders thereof.

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. In rendering this opinion, we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, the Securities have been properly authenticated by the manual signature of an authorized representative of the Trustee, and the signatures on all documents examined by us are genuine, which assumptions we have not independently verified. Based upon the foregoing, we are of the opinion that (i) the Securities have been duly authorized and are valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing, and (ii) the Conversion Shares have been duly authorized and, when issued by the Company upon conversion of the Securities in accordance with the Indenture, will be legally issued, fully paid and nonassessable.

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware and the laws of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

PILLSBURY WINTHROP LLP

/s/    Pillsbury Winthrop LLP